EXHIBIT (14)

Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Other Service Providers,” “Financial Highlights,”  “Appendix A – Plan of Reorganization And Dissolution” and “Appendix B – Financial Highlights” in the Proxy Statement/Prospectus and “Financial Statements” in the Statement of Additional Information each included in this Registration Statement (Form N-14) of Neuberger Berman Income Funds.
We also consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Other Third-Party Service Providers to the Funds,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated February 28, 2025, and each included in Post-Effective Amendment No. 147 to the Registration Statement (Form N-1A, File No. 002-85229) of Neuberger Berman Income Funds, filed with the Securities and Exchange Commission, and incorporated by reference into the Proxy Statement/Prospectus included in this Registration Statement.
We also consent to the incorporation by reference of our report dated December 23, 2025, with respect to the financial statements and financial highlights of Neuberger Berman Municipal High Income Fund, Neuberger Berman Municipal Impact Fund and Neuberger Berman Municipal Intermediate Bond Fund (three of the series constituting Neuberger Berman Income Funds) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
January 13, 2026